Exhibit 99.1

Notice of Proposed Voluntary Dismissal of Shareholder Action

On February 10, 2014, A.J. Copeland (“Plaintiff”) filed a shareholder action purporting to include derivative claims in the United States District Court for the Northern District of California (“District Court”), A.J. Copeland v. Léo Apotheker, et al., Case No. 5:14-cv-00622-EJD (“Copeland II” or the “Action”).  The Action alleges, among other things, that the defendants used their control over Hewlett-Packard Company (now known as HP Inc.) (“HP”) and its corporate suffrage process in effectuating, directly participating in and/or aiding and abetting violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder.  The complaint asserts claims for breach of fiduciary duty, waste of corporate assets, unjust enrichment, and breach of the duty of candor.  The claims arise out of the circumstances at HP relating to its 2013 and 2014 proxy statements, the departure of Mr. Hurd as Chairman of HP’s Board of Directors and HP’s Chief Executive Officer, alleged violations of the FCPA, and HP’s acquisition of 3PAR Inc. and Autonomy Corporation plc.

On February 25, 2014, the District Court issued an order granting HP’s administrative motion to relate Copeland II to Copeland v. Lane, et. al., Case No. 5:11-cv-01058-EJD, filed by Plaintiff on March 7, 2011 (“Copeland I”).  Because the previously dismissed Copeland I was on appeal to the United States Court of Appeals for the Ninth Circuit (“Ninth Circuit”), Case No. 13-16251 (“Copeland I Appeal”), on April 8, 2014, the District Court granted the parties’ stipulation to stay Copeland II pending resolution of Copeland I by the Ninth Circuit.  On October 26, 2015, the Ninth Circuit issued its opinion in the Copeland I Appeal, affirming the dismissal of the Second Amended Complaint in that action, with prejudice.

On October 31, 2015, Hewlett-Packard Company completed a separation into two independent companies: Hewlett-Packard Company was renamed HP Inc., and the enterprise technology business, including Autonomy, was transferred to Hewlett Packard Enterprise Company (“HPE”).

Plaintiff subsequently proposed a voluntary dismissal of Copeland II, without any payment or other consideration from defendants.  On March 3, 2016, HP and Mr. Copeland filed a Joint Stipulation for Voluntary Dismissal (the “Joint Stipulation”).  As set forth in the Joint Stipulation, there has been no settlement or compromise of the Action, there has been no collusion among the parties, and neither plaintiff nor his counsel has received or will receive directly or indirectly any consideration from defendants for the dismissal. The dismissal applies to both HP and HPE.

Pursuant to the Joint Stipulation, the Court ordered the following:

•                  Notice of the Joint Stipulation for Voluntary Dismissal and Order shall be included in a Form 8-K filed with the U.S. Securities and Exchange Commission for both HP and HPE;

•                  In the event no shareholder seeks to intervene within thirty (30) days of issuance of the notice, the Action shall be dismissed on the terms provided for in the Joint Stipulation, with prejudice as to Plaintiff and Martha J. Copeland (with whom Plaintiff made his original demands on the board of directors to pursue the claims alleged in Copeland I and Copeland II), except for the prejudicial bar does not extend to the claims raised and released in In re Hewlett-Packard Company Shareholder Derivative Litigation, Case No. 3:12-cv-06003-CRB (“In re HP”) as to which Plaintiff, as Objector – Appellant, is litigating a 9th Circuit appeal (Case No. 15-16688).

•                  The voluntary dismissal shall otherwise be without prejudice.

•                  The Parties shall bear their own fees and costs in connection with the Action.